Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2021 with respect to the consolidated financial statements of The9 Limited, its subsidiaries and its variable interest entities included in the annual report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton Zhitong Certified Public Accountants LLP

Grant Thornton Zhitong Certified Public Accountants LLP

Shanghai, the People’s Republic of China

May 2, 2023